Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 22, 2011 relating to the consolidated financial statements of Banco Santander (Brasil) S.A. and the effectiveness of Banco Santander (Brasil) S.A.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Banco Santander (Brasil) S.A. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/   Deloitte, Touche Tohmatsu Auditores Independentes
Deloitte, Touche Tohmatsu Auditores Independentes
May 24, 2011